Exhibit 10.25

Description of 2009 Compensation Arrangements for

Certain Executive Officers of Fortune Brands, Inc.

Description of 2009 base salaries, annual executive incentive bonuses and long-term incentive awards for certain executive officers, constituting Exhibit 10.25 to the Annual Report on Form 10-K of Fortune Brands, Inc., for the fiscal year ended December 31, 2008.

Base Salaries

Executive officers of the Company did not receive a salary increase in 2009.

Executive Officer	2009 Salary
Bruce A. Carbonari	$1,100,000
Mark Hausberg	$365,000
Christopher J. Klein	$546,000
Craig P. Omtvedt	$630,300
Mark A. Roche	$522,700

Annual Executive Incentive Bonus

On February 12, 2009, the Compensation and Stock Option Committee (the “Committee”) of the Company’s Board of Directors established performance goals under the Company’s Annual Executive Incentive Compensation Plan for the first six months of 2009. The Committee will establish a goal for the second half of the year in July 2009. Bonuses will be based 50% on achievement of each six-month goal. The Plan covers officers of the Company holding the office of Vice President or a more senior office. The Committee established as a performance goal an incentive pool of 2.5% of 2009 adjusted net income (defined generally as the Company’s net income from continuing operations) from which bonuses will be paid. The Committee allocated a percentage of the pool to each participant in the plan.

After 2009 adjusted net income is determined, the Committee will approve the actual bonuses. The Committee has discretion to award bonuses that are less than the percentage of the pool allocated to each participant, and generally approves bonuses that range from 0% to 200% of a target bonus amount. The target bonus amount is a percentage of base salary. The percentage of the target bonus amount awarded is based primarily on the Company’s earnings per share results, but in no event can bonuses exceed a participant’s allocated percentage of the pool.

The allocated percentage of the pool is: 29% for Bruce A. Carbonari, Chairman of the Board and Chief Executive Officer; 4.5% for Mark Hausberg, Senior Vice President – Finance and Treasurer; 8.5% Christopher J. Klein, Senior Vice President; 11% for Craig P. Omtvedt, Senior Vice President and Chief Financial Officer; and 7.5% for Mark A. Roche, Senior Vice President, General Counsel and Secretary. The target bonus amount is 110% for Mr. Carbonari; 50% for Mr. Hausberg; 65% for Mr. Klein; 75% for Mr. Omtvedt; and 60% for Mr. Roche.

Long-Term Incentive Plan

Performance Awards

On February 23, 2009, the Committee granted performance awards to executive officers for the 2009-2011 performance period contingent upon certain performance goals being met. Executive officers will be paid the target number of shares if the Company achieves 100% of the target average annual return on invested capital and cumulative earnings per share. An additional amount of shares will be paid if the Company exceeds the goals, but the maximum number of shares paid will not exceed 150% of the target amount. If the minimum goals are not achieved, no shares will be paid.

The target number of shares is: 63,200 for Mr. Carbonari; 6,900 for Hausberg; 17,300 for Mr. Klein; 24,800 for Mr. Omtvedt; and 16,300 for Mr. Roche.

Restricted Stock Units

On February 23, 2009, the Committee granted restricted stock unit awards (“RSUs”)to executive officers for the 2009-2011 performance period. Each RSU represents the contingent right to receive one share of the Company’s common stock. Full payment of the RSUs will be made if the executive officer remains employed with the Company through December 31, 2011 and certain performance goals are met; or (b) if the executive officer retires during the performance period and complies with a non-compete provision; or (c) in the event of the executive officer’s death or disability. The number of restricted stock units granted was: 53,500 for Mr. Carbonari; 5,900 for Hausberg; 14,700 for Mr. Klein; 21,000 for Mr. Omtvedt; and 13,800 for Mr. Roche.